        Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of American Apparel, Inc. on Form S-3 File No. 333-192863 and Forms S-8, File Nos. 333-175430, 333-163322 and 333-150293 of our report dated April 1, 2014, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of American Apparel, Inc. as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2013, 2012 and 2011 and our report dated April 1, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of American Apparel, Inc. as of December 31, 2013, which reports are included in this Annual Report on Form 10-K of American Apparel, Inc. for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP
Melville, New York
April 1, 2014